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                                                                    EXHIBIT 21.1

                                   DYAX CORP.

                           SUBSIDIARIES OF THE COMPANY

NAME                     PARENT              STATE OR COUNTRY OF INCORPORATION
----                     ------              ---------------------------------
Dyax Holdings B.V.       Dyax Corp.          Netherlands
Dyax B.V.                Dyax Holdings B.V.  Netherlands
Dyax S.A.                Dyax Corp.          Belgium
Biotage, Inc.            Dyax Corp.          Delaware
Biotage UK, Ltd.         Biotage, Inc.       United Kingdom
Biotage Japan, Ltd.      Biotage, Inc.       Japan
Biotage GmbH             Biotage, Inc.       Germany
Biotage Italy S.r.l.     Biotage GmbH        Italy